Exhibit 4.4

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT, dated as of October 18, 2004 (this “Agreement”), is entered into by and between (i) ACLARA BioSciences, Inc., a Delaware corporation (“ACLARA”), and (ii) Perry Partners L.P., a Delaware limited partnership, Perry Partners International, Inc., a British Virgin Islands corporation, and Auda Classics plc (collectively, “Perry”).

WHEREAS, ACLARA is a party to that certain Rights Agreement, dated as of March 16, 2001, with Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), as amended by the Amendment to the Rights Agreement dated as of May 28, 2004 (the “First Amendment”) and by the Second Amendment to the Rights Agreement dated as of June 11, 2004 (the “Second Amendment”) (as amended by the First Amendment and the Second Amendment, the “Rights Agreement”);

WHEREAS, Perry has requested, and ACLARA has agreed, that ACLARA enter into a Third Amendment to the Rights Agreement (the “Third Amendment”), in the form attached hereto as Exhibit A, with the Rights Agent; and

WHEREAS, as a condition to entering into the Third Amendment, each of ACLARA and Perry shall have entered into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” and “Associate” shall have the meanings set forth in the Rights Agreement;

A Person shall be deemed to be the “Beneficial Owner” of, shall be deemed to have “Beneficial Ownership” of and shall be deemed to “beneficially own” any securities which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement).

“Board” means the Board of Directors of the Company;

“Common Stock” means the common stock, par value $0.001 per share, of the Company;

“Company” means (a) prior to the consummation of the Transaction, ACLARA and (B) following the consummation of the Transaction, ViroLogic.

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Group” shall have the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act;

“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated as of May 28, 2004 among ViroLogic, Apollo Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ViroLogic, Apollo Merger Subsidiary, LLC, a Delaware limited liability company, and ACLARA.

“Person” shall have the meaning set forth in the Rights Agreement;

“Securities Act” means the Securities Act of 1933, as amended;

“Transaction” means the merger of Apollo Acquisition Sub, Inc. with and into ACLARA in accordance with the Delaware General Corporation Law, pursuant to the terms of the Merger Agreement.

“ViroLogic” means ViroLogic, Inc., a Delaware corporation.

“Voting Stock” means the Common Stock and any other security or securities the holders of which are entitled, other than as affected by events of default or the failure to pay dividends, to vote for the election of the members of the Board.

2. Additional Purchases. (a) Perry and its Affiliates and Associates may purchase additional shares of Voting Stock provided that:

(i) as a result of such additional purchases, Perry and its Affiliates and Associates, individually or in the aggregate, are not the Beneficial Owners of more than (A) 25% of the total voting power of the shares of Voting Stock then outstanding, (B) 25% of the total number of shares of Voting Stock then outstanding or (C) 25% of the total number of shares of Common Stock then outstanding; and

(ii) Perry or its Affiliates or Associates, as the case may be, give notice to the Company on or prior to the business day immediately following such purchases of its acquisition of additional shares of Voting Stock, indicating the number of shares of Voting Stock which Perry and each of its Affiliates and Associates have acquired.

(b) Notwithstanding any other provisions of this Section 2, neither Perry nor any of its Affiliates or Associates may purchase additional shares of Voting Stock if any of Perry and its Affiliates or Associates are in default under, or have breached any material provisions of, this Agreement.

(c) All shares of Voting Stock acquired pursuant to this Section 2 shall be subject to all of the terms, covenants and conditions of this Agreement.

3. Sales and Other Dispositions. (a) Perry covenants and agrees that it will not, and will cause its Affiliates and Associates not to, sell, transfer, hypothecate, pledge or otherwise dispose of any shares of Voting Stock except:

(i) to the Company; or

(ii) to a Person or Group, which immediately after the acquisition of such shares would not be the Beneficial Owner of more than (A) 20% of the total voting power of shares of Voting Stock then outstanding; or (B) 20% of the total number of shares of Common Stock then outstanding and which acknowledges in a writing reasonably satisfactory to the Company that such Person or Group has received a copy of this Agreement and agrees to be bound by all of its provisions with respect to the Voting Stock as if such Person or Group were Perry; provided, however, that the restrictions contained in this Section 3(a)(ii) shall not apply with respect to “brokers’ transactions” (as defined in Rule 144(g)) in which Perry, or its Affiliates or Associates, do not know the identity of the purchaser of the Voting Stock.

(b) Any purported sale or transfer of Voting Stock not in compliance with Section 3 of this Agreement during the term hereof shall be void and of no force or effect and the Company shall not be required to transfer any Voting Stock to the new purported owner or recognize it as a stockholder for any purpose. The Company may place legends on any certificates representing Voting Stock to the foregoing effect. Perry shall, within three business days after the execution of this Agreement, present to the Company certificates for all Voting Stock beneficially owned by Perry and each of its Affiliates and Associates to permit the Company to place such legends on such certificates.

(c) In order to enforce the terms of this Agreement, the Company may impose stop-transfer instructions with respect to the Voting Securities beneficially owned by Perry and its Affiliates and Associates.

4. Representations and Warranties. (a) ACLARA represents and warrants that it has the requisite corporate power to enter into this Agreement, that it has duly authorized, executed and delivered this Agreement and that this Agreement constitutes the legal, valid and binding obligation of ACLARA, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and, as to enforcement, to general equity principles.

(b) Perry represents and warrants that:

(i) it has the requisite corporate power to enter into this Agreement, that it has duly authorized, executed and delivered this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and, as to enforcement, to general equity principles; and

(ii) Schedule 13D/A filed with the SEC on August 16, 2004 (“Perry Schedule 13D/A”) accurately sets forth the Beneficial Ownership by Perry and its

Affiliates and Associates of all securities issued by the Company and, as of the date hereof, there has been no change in such Beneficial Ownership that would require the filing of an amendment to Schedule 13D filed with the SEC on April 4, 2004 (except for Perry Schedule 13D/A).

5. Termination of Agreement. This Agreement shall be in effect for a term of ten years from the date of this Agreement.

6. Miscellaneous.

(a) Specific Enforcement. Perry acknowledges and agrees that the Company and its stockholders would be irreparably injured in the event that any provision of the Agreement is breached or not performed by Perry in accordance with its specific terms. Accordingly, it is agreed that the Company shall be entitled, without the necessity of proving actual damages or posting a bond, to temporary and permanent injunctive relief with respect to each and any breach or purported repudiation of this Agreement by Perry and to specifically enforce strict adherence to this Agreement and the terms and provisions hereof against Perry in any action instituted in a court of competent jurisdiction, in addition to any other remedy which the Company may be entitled to obtain.

(b) Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended by a writing signed by the parties, and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) by a writing signed by the party against whom such waiver is to be asserted; provided, however, that, notwithstanding the foregoing, the obligations of Perry under this Agreement shall not be changed, waived, discharged or terminated in such a manner as to adversely affect ViroLogic without the prior written consent of ViroLogic.

(c) Notices. All notices and other communications provided for or permitted hereunder shall be deemed to have been duly given and delivered when delivered by hand, or when mailed by registered or certified mail, return receipt requested, postage prepaid, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:

If to the Company (prior to the consummation of the Transaction), to:	ACLARA BioSciences, Inc. 1288 Pear Avenue Mountain View, California 94043 Facsimile No.: (650) 210-1210 Attention: Alfred G. Merriweather

with a copy to:	Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025-1105 Facsimile No.: (650) 463-2600 Attention: Michael W. Hall, Esq.

If to the Company (following the consummation of the Transaction), to:	ViroLogic, Inc. 345 Oyster Point Blvd. South San Francisco, California 94080 Facsimile No.: (650) 635-0397 Attention: Kathy Hibbs

with a copy to:	Cooley Godward LLP 4401 Eastgate Mall San Diego, CA 92121 Facsimile No.: (858) 550-6420 Attention: Steven M. Przesmicki, Esq.

If to Perry Partners L.P. or Auda Classics plc, to:	Perry Corp. 599 Lexington Avenue New York, New York 10022 Facsimile: (212) 583-4099

If to Perry Partners International, Inc.

Perry Partners International, Inc.

c/o CITCO Fund Services (Cayman Islands) LTD

Corporate Center, West Bay Rd.

P.O. Box 31106 SMB

Grand Cayman, Cayman Islands

Facsimile: (345) 949-3877

Attention: Kurt Hagerman

Perry Corp. 599 Lexington Avenue 36th Floor New York, New York 10022 Facsimile: (212) 583-4099

or such other address as a party shall have designated by notice in writing to the other party given in the manner provided by this Section.

(d) Third Party Beneficiary; Successors and Assigns. This Agreement shall survive the consummation of the Transaction. This Agreement is intended to benefit and may be enforced by ACLARA and/or ViroLogic, and shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. This Agreement may not be assigned by Perry without the prior written consent of ViroLogic, and any such assignment shall be void and of no force or effect.

(e) Liability. Perry agrees that it will be liable for any breach of this Agreement by any of its Affiliates or Associates.

(f) Governing Law; Choice of Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within that state.

(g) Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(h) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof.

(i) Severability. In the event that any provision contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(j) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ACLARA BIOSCIENCES, INC.

By:	/s/ Alfred G. Merriweather
Name:	Alfred G. Merriweather
Title:	Chief Financial Officer

PERRY PARTNERS, L.P.

By:	Perry Corp., its General Partner

By:	/s/ Randy Borkenstein
Name:	Randy Borkenstein
Office:	Chief Financial Officer

PERRY PARTNERS INTERNATIONAL, INC.

By:	Perry Corp., its Investment Manager

By:	/s/ Randy Borkenstein
Name:	Randy Borkenstein
Office:	Chief Financial Officer

AUDA CLASSICS PLC

By:	Perry Corp., its Investment Manager

By:	/s/ Randy Borkenstein
Name:	Randy Borkenstein
Office:	Chief Financial Officer

EXHIBIT A

THIRD AMENDMENT

TO THE

RIGHTS AGREEMENT

This Third Amendment, dated as of October 18, 2004 (this “Third Amendment”), amends the Rights Agreement, dated as of March 16, 2001, by and between ACLARA BioSciences, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), as amended by the Amendment to the Rights Agreement dated as of May 28, 2004 (the “First Amendment”) and by the Second Amendment to the Rights Agreement dated as of June 11, 2004 (the “Second Amendment”) (as amended by the First Amendment and by the Second Amendment, the “Rights Agreement”).

WITNESSETH

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend the Rights Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Any term not defined herein shall have the meaning ascribed to it in the Rights Agreement.

2. Section 1.1 of the Rights Agreement shall be amended and restated in its entirety as follows:

“1.1 “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding but shall not include (i) an Exempt Person (as such term is hereinafter defined), (ii) if, as of the date hereof, any Person is the Beneficial Owner of 20% or more of the Common Shares outstanding (an “Existing Holder”), such Existing Holder shall not be or become an “Acquiring Person” unless and until such time as such Existing Holder shall become the Beneficial Owner of one or more additional Common Shares of the

Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Existing Holder is not then the Beneficial Owner of 20% or more of the Common Shares then outstanding, (iii) ViroLogic, Inc., a Delaware corporation (“Parent”), Apollo Acquisition Sub, Inc., a Delaware corporation (“Merger Sub I”), Apollo Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), or any Affiliate or Associate of Parent or the Merger Subs; provided, however, that Parent, the Merger Subs or any Affiliate or Associate of Parent or the Merger Subs will become an “Acquiring Person” in the event that Parent, the Merger Subs or any Affiliate or Associate of Parent or the Merger Subs becomes the Beneficial Owner, individually or in the aggregate, of an aggregate of 20% or more of the Common Shares of the Company then outstanding other than pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of May 28, 2004 (as it may have been or may be amended from time to time, the “Merger Agreement”), among the Company, Parent and the Merger Subs or (iv) Perry Corp., a New York corporation, Richard C. Perry, an American citizen, or any Affiliate or Associate of Perry Corp. or Richard C. Perry; provided, however, that Perry Corp., Richard C. Perry or any Affiliate or Associate of Perry Corp. or Richard C. Perry shall become an “Acquiring Person” in the event that Perry Corp., Richard C. Perry or any Affiliate or Associate of Perry Corp. or Richard C. Perry becomes the Beneficial Owner, individually or in the aggregate, of an aggregate of 25% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more (or, in the case of Perry Corp., Richard C. Perry or any Affiliate or Associate of Perry Corp. or Richard C. Perry, 25% or more, individually or in the aggregate) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more (or, in the case of Perry Corp., Richard C. Perry or any Affiliate or Associate of Perry Corp. or Richard C. Perry, 25% or more, individually or in the aggregate) of the Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of one or more additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 20% or more (or, in the case of Perry Corp., Richard C. Perry or any Affiliate or Associate of Perry Corp. or Richard C. Perry, 25% or more, individually or in the aggregate) of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Agreement. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement.”

3. The first sentence of Section 3.1 of the Rights Agreement shall be amended as follows:

“Until the earlier of the close of business on (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day after the date of the commencement of, or first public announcement of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person (other than an Exempt Person) becoming the

Beneficial Owner of Common Shares aggregating 20% or more (or, in the case of Perry Corp., Richard C. Perry or any Affiliate or Associate of Perry Corp. or Richard C. Perry, 25% or more, individually or in the aggregate) of the then outstanding Common Shares of the Company (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights (unless earlier expired, redeemed or terminated) will be evidenced (subject to the provisions of Section 3.2) by the certificates for Common Shares registered in the names of the holders thereof (which certificates for Common Shares shall also be deemed to be Right Certificates) and not by separate certificates, and (y) the Rights (and the right to receive certificates therefor) will be transferable only in connection with the transfer of the underlying Common Shares.”

4. This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5. This Third Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

7. The undersigned officer of the Company, does hereby certify to the Rights Agent that this Third Amendment (i) complies with the terms of Section 26 of the Rights Agreement and (ii) will not change or increase the rights, duties, liabilities or obligations of the Rights Agent under the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

ACLARA BIOSCIENCES, INC.,
a Delaware corporation

By:
Name:	Alfred Merriweather
Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:
Name:	Cecil D. Bobey
Title:	Assistant Vice President

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